Exhibit 10.21
Godfrey R. Sullivan
Chairman, CEO & President
250 Brannan Street
San Francisco, CA 94107

November 16, 2015
Mr. Doug Merritt
c/o Splunk Inc.
250 Brannan Street
San Francisco, CA 94107

Dear Doug:
On behalf of the Board of Directors, I am very pleased to offer you the position of President and Chief Executive Officer, effective on November 19, 2015. Under your leadership, the field has consistently delivered outstanding performance and you continue to scale the organization to support Splunk’s continuing growth and success. This letter agreement (the “Agreement”) is entered into between Splunk Inc. (“Company” or “we”) and Doug Merritt (“Employee” or “you”) and sets forth the terms of your new positions.
1.    Your Position; Annual Salary; Variable Compensation. Your title will be President and Chief Executive Officer, and you will report to the Company’s Board of Directors (“Board”). Commencing on February 1, 2016, your base salary will be $450,000 per year and you will be paid semi-monthly at a rate of $18,750.00. In addition, you will be eligible to earn an annual bonus of 100% of your base salary at target, based on actual achievement of performance metrics determined by the Compensation Committee of our Board (“Compensation Committee”). Your annual on target earnings initially will be $900,000. Under current practices (which may change in the future), you will be paid a mid-fiscal-year bonus of up to 50% of your annual bonus at target (e.g., $225,000) based on the Company’s actual achievement of performance metrics through the end of the fiscal second quarter. Your mid-fiscal-year bonus will be included in the calculation of your annual bonus and your year-end bonus payment will be net of any mid-fiscal-year bonus paid for that fiscal year. The year-end bonus payment will be made approximately 45 days after the completion of the fiscal year and after the Compensation Committee’s review and approval of executive bonuses. Note that all payments to you will be made after applicable withholdings. Until February 1, 2016, your compensation, including any severance benefits, will be governed by the terms of your existing letter agreement.
2.    Effective Date. The effective date of your new position will be November 19, 2015.
3.    Benefits. Because we don’t pay the CEO any special perquisites, your benefits will continue on their current terms. This means you will continue to be eligible to participate in the healthcare, 401(k), employee stock purchase and other employee benefit plans established for our employees. You will also be entitled to 15 days of Personal Time-Off (PTO) each year, accrued on a semi-monthly basis.
4.    Equity. We will recommend to the Compensation Committee at its March 2016 meeting that you be granted 32,500 Restricted Stock Units (RSUs) and 97,500 Performance Stock Units (PSUs). The RSUs will vest over approximately 4 years from the grant date with 10,000 RSUs vesting on or about one year from the vesting commencement date and approximately 1875 of the RSUs vesting quarterly thereafter as specified in your RSU agreement, subject to continued service through each vesting date, except as provided in this Agreement and your RSU agreement. The number of earned PSUs will be determined based upon achievement of performance metrics to be established by the Compensation Committee in March 2016. We will recommend a vesting schedule that has 30% of the earned PSUs vesting upon being earned and the remaining earned PSUs vesting quarterly over the following three years. Vesting of PSUs is subject to continued service through each vesting date, except as provided in this Agreement and your PSU agreement.
5.    Confidentiality. Your confidentiality obligations will continue unchanged. This means that as an employee of the Company, you will have access to certain confidential information of the Company and certain third parties and you may, during the course of your employment, create inventions, improvements, designs, original works of authorship, computer software programs, trade secrets and other matters that will be the sole and exclusive property of the Company. You hereby irrevocably assign each such invention, work and matter to the Company. The terms of your “Employee Invention Assignment and Confidentiality Agreement” will continue to apply to you, except that any waiver that could be given with respect to you after the date you become President and CEO must now be given by the Chairman of the Board. We wish to impress upon you that the Company does not want you to, and we hereby direct you not to use on behalf of the Company, any confidential or proprietary material or information of any former employer or other third party. In addition, you must not violate any other obligation you may have to any former employer or other third party. During the period that you render services to the Company, you agree you will not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company, in writing, any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. By signing this Agreement, you certify that your employment with the Company will not violate any contractual or other legal obligation that would prohibit or limit you from performing your duties to the Company.
6.    At‑Will Employment. During your entire employment you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without Cause. Your participation in any equity or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at‑will employment status may only occur by way of a written employment agreement signed by you and the Chairman of the Board.
7.    Severance. We will recommend to the Compensation Committee of the Board that you also receive the following severance benefits:
(a)    Separation in Event of Termination Within the 3-Month Period Before or 12-Month Period Following Change in Control. In the event of your involuntary separation from service from the Company without Cause or for Good Reason, in each case within the period that begins after the signing of a definitive agreement that ultimately results in a Change in Control within three (3) months of its signing or within twelve (12) months following a Change in Control (“Change in Control Period”), and provided that you deliver to the Company a signed release of claims in favor of the Company (“Release”), and satisfy all conditions to make the Release effective within sixty (60) days following your separation from service, then, in addition to any accrued compensation, you shall be entitled to the benefits as set forth below:
(i)    Lump sum payment equal to eighteen (18) months of your then‑current base salary, plus an amount equal to eighteen (18) months of your annual target bonus for the year of termination plus a pro-rated portion of your annual target bonus for the year of termination based on the number of months employed during such year, less any amounts already paid for such period;
(ii)    Provided you timely elect to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by you in the eighteen (18) months following your separation from service. If at the time you separate from service, it would result in a Company excise tax to reimburse you for COBRA premiums, then no such premiums will be reimbursed and if doing so would not cause imposition of an excise tax you will be paid a single lump sum of $36,000; and
(iii)    Acceleration of vesting as to all then‑unvested shares subject to all equity awards with only time-based vesting (including earned but unvested performance-based awards). Any unearned performance-based equity awards (“PSUs”) will be treated in the manner outlined in the agreement for each such PSU grant. You shall have six (6) months following your separation from service from the Company in which to exercise all options that have been granted to you, if any.
(b)    Severance in Event of Termination Without Cause. In the event of your involuntary separation from service with the Company without Cause not during the Change in Control Period, and provided that you deliver to the Company a signed Release and satisfy all conditions to make the Release effective within sixty (60) days following your separation from service, then, in addition to any accrued compensation, you shall be entitled to benefits as set forth below:
(i)    Lump sum payment equal to twelve (12) months of your then‑current base salary, plus a pro-rated portion of your annual target bonus for the year of termination based on the number of months employed during such year, less any amounts already paid for such period;
(ii)    Provided you timely elect to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by you in the twelve (12) months following your separation from service. If at the time you separate from service, it would result in a Company excise tax to reimburse you for COBRA premiums then no such premiums will be reimbursed and if doing so would not cause imposition of an excise tax you will be paid a single lump sum of $24,000; and
(iii)    Acceleration of vesting as to a number of shares subject to all equity awards with only time-based vesting (including earned but unvested performance-based awards) as would have vested in the twelve (12) months following your separation from service. Any unearned performance-based equity awards (“PSUs”) will be treated in the manner outlined in the agreement for each such PSU grant. You shall have six (6) months following your separation from service from the Company in which to exercise all vested options that have been granted to you.
8.    Section 409A Matters.
(a)    For purposes of this Agreement, no payment will be made to you upon termination of your employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Section 1.409A-1(h) of the regulations promulgated thereunder.
(b)    To the extent any payments to which you become entitled under this agreement, or any agreement or plan referenced herein, in connection with your separation from service from the Company constitute deferred compensation subject to Section 409A of the Code (the “Deferred Payments”), such payments will be paid on, or in the case of installments, will not commence, until the sixtieth (60th) day following your separation from service, or if later, such time as required by Section 6(c). Except as required by 6(c), any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments will be made as provided herein.
(c)    If you are deemed at the time of such separation from service to be a “specified” employee under Section 409A of the Code, then any Deferred Payment(s) shall not be made or commence until the earliest of (i) the expiration of the six (6)‑month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code with the Company or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum.
(d)    To the extent any payments to which you becomes entitled under this agreement, or any agreement or plan referenced herein, in connection with your separation from service from the Company constitute deferred compensation subject to Section 409A of the Code, you and the Company may make changes to this Agreement to avoid adverse tax consequences under Section 409A. Each payment and benefit payable hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
9.    Definitions.
(a)    Cause. For purposes of this Agreement, “Cause” means (i) your conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude which the Board believes has had or will have a detrimental effect on the Company’s reputation or business, (ii) you engaging in an act of gross negligence or willful misconduct in the performance of your employment obligations and duties, (iii) your committing an act of fraud against, material misconduct or willful misappropriation of property belonging to the Company; (iv) you engaging in any other misconduct that has had or will have an adverse effect on the

Company’s reputation or business; or (v) your breach of the Employee Invention Assignment and Confidentiality Agreement or other unauthorized misuse of the Company’s or a third party’s trade secrets or proprietary information.
(b)    Change in Control. For purposes of this Agreement “Change in Control” means (i) a sale, conveyance, exchange or transfer (excluding any venture-backed or similar investments in the Company) in which any person or entity, other than persons or entities who as of immediately prior to such sale, conveyance, exchange or transfer own securities in the Company, either directly or indirectly, becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty (50%) percent of the total voting power of all its then‑outstanding voting securities; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; or (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company.
(c)    Good Reason. For purposes of this Agreement, “Good Reason” means any of the following taken without your written consent and provided (a) the Company receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (iv) below, written notice from you specifying the specific basis for your belief that you are entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c)  you terminate employment within thirty (30) days following expiration of such cure period: (i) a material change, adverse to you, in your position, titles, offices or duties; (ii) an assignment of any significant duties to you that are inconsistent with your positions or offices held under this Agreement; (iii) a decrease in your then‑current annual base salary by more than 10% (other than in connection with a general decrease in the salary of all executives); or (iv) the relocation of the you to a facility or a location more than thirty (30) miles from your then‑current residence.
10.    Authorization to Work. Please note that as required by law, this offer of employment is contingent upon the legal proof of your identity and authorization to work in the United States remaining unchanged from the start of your employment in 2014.
11.    Policies. You acknowledge that you have read and will continue to comply with all Company policies, guidelines and processes in effect throughout your employment, including but not limited to the Company Code of Business Conduct and Ethics, Insider Trading Policy, Anticorruption Compliance Policy and Guidelines, and U.S. Export Control Compliance Policy Statement. You acknowledge that the Company may implement, modify or revoke Company policies, guidelines and processes from time to time, and you agree to read and comply with each then-current policy, guideline and/or process.
12.    Arbitration.
(a)    Arbitration. In consideration of your employment with the Company, its promise to arbitrate all employment-related disputes, and your receipt of the compensation, pay raises, and other benefits paid to you by the Company, at present and in the future, you agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company, in their capacity as such or otherwise), arising out of, relating to, or resulting from your employment with the Company or the termination of your employment with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the arbitration provisions set forth in California Code of Civil Procedure sections 1280 through 1294.2, including section 1281.8 (the “Act”), and pursuant to California law, and shall be brought in your individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding. The Federal Arbitration Act shall continue to apply with full force and effect notwithstanding the application of procedural rules set forth in the Act. Disputes that you agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Notwithstanding the foregoing, you understand that nothing in this Agreement constitutes a waiver of your rights under section 7 of the National Labor Relations Act. You further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with you.
(b)    Procedure. You agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its employment arbitration rules & procedures (the “JAMS rules”), which are available at http://www.jamsadr.com/rules-employment-arbitration/ and from Human Resources. You agree that the arbitrator shall issue a written decision on the merits. You also agree that the arbitrator shall have the power to award any remedies available under applicable law. You agree that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. You understand that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that you shall pay any filing fees associated with any arbitration that you initiate, but only so much of the filing fees as you would have instead paid had you filed a complaint in a court of law. You agree that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS rules conflict with California law, California law shall take precedence. You agree that any arbitration hearing under this Agreement shall be conducted in San Francisco County, California.
(c)    Remedy. Except as provided by the Act and this Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between you and the Company. Accordingly, except as provided for by the Act and this Agreement, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.
(d)    Administrative Relief. This Agreement does not prohibit you from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. This Agreement does, however, preclude you from pursuing court action regarding any such claim, except as permitted by law.
(e)    Voluntary Nature of Agreement. You acknowledge and agree that you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. You further acknowledge and agree that you have carefully read this Agreement and that you have asked any questions needed for you to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that you are waiving your right to a jury trial. Finally, you agree that you have been provided an opportunity to seek the advice of an attorney of your choice before signing this Agreement.
13.    Acceptance. To accept this Agreement, please sign in the space indicated and return to Godfrey Sullivan, President, CEO and Chairman. Your signature below will acknowledge that you have read, understand and agree to the terms and conditions of this Agreement. Please feel free to contact me if you have any questions.

Best regards,

/s/ Godfrey R. Sullivan
Godfrey R. Sullivan
Chairman, Chief Executive Officer and President
Splunk Inc.
Acceptance of Employment Offer
I have read, understand, agree to, and shall comply with all terms and conditions as set forth above. I further acknowledge that no other commitments were made to me except as specifically set forth herein.

/s/ Doug Merritt	November 16, 2015
Doug Merritt	Date